Exhibit 10.5

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential; such information has been marked with “[***]”.

Purchase and Sale Agreement

Seller: COMPAL ELECTRONICS, INC. (“Party A” or “COMPAL”)

Buyer: Exascale Labs Holdings, Inc. (“Party B” or “Exascale”)

(hereinafter Party A and Party B collectively referred as the “Parties” and individually as “Party”)

Under the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer may purchase from Seller by purchase order, the equipment named and identified in the following List of Equipment, in such quantity as Buyer orders from time to time up to the maximum quantity stated in Article 1.

Article 1	LIST OF EQUIPMENT (hereinafter referred to as the “Equipment”)

In addition to the information of Equipment name, specification, standard, quantity, amount and relevant provisions set forth below, other Equipment details shall be specified in Appendix I attached hereto (or subject to Proforma Invoice signed back by Exascale (“PI”)):

Equipment: Compal [***] server ([***] 10U HGX B300 NVL16 complete system), configuration as specified in the PO (Purchase Order No. XLAB-PO-2026-0002)

Maximum quantity: sixty-four (64) units

Unit price: US$565,000.00 per unit, DAP Deployment Place (Incoterms 2020), tax excluded

Maximum total amount: US$36,160,000.00 (sixty-four (64) units)

The quantity stated above is the maximum quantity that Buyer may purchase under this Agreement and does not constitute a commitment by Buyer to purchase any minimum quantity of Equipment. Buyer purchases Equipment by issuing one or more purchase orders (each, together with any release notice issued under it, a “PO”). The obligation of Buyer to purchase and pay for, and of Seller to supply, any Equipment arises only in respect of the quantity stated in a PO acknowledged by Seller in writing, and no such obligation arises in respect of any quantity not so ordered and acknowledged. In the event of any inconsistency between this Agreement and a PO acknowledged by Seller, the PO shall prevail.

Article 2	Payment Terms

T/T in advance (20% downpayment is required within 5 business days after Party A’s written confirmation of the relevant PO or release; the remaining 80% shall be settled within 5 business days after Party A’s written notice of readiness to ship, accompanied by the packing list and serial numbers, and in any event prior to shipment)

Where the price of the Equipment is paid in full before shipment, Articles 3 to 6 shall not apply to such Equipment.

Article 3	Acceleration of Debt

In the event Exascale fails to make any payment when due, and such default continues for a period of fourteen (14) days, COMPAL may, at its sole option and without further notice, declare the entire unpaid balance of the Total Rental Price, including accrued interest, to be immediately due and payable.

Article 4	Security Interest

To secure the prompt and complete payment of all obligations hereunder, Exascale hereby grants to COMPAL a first-priority continuing security interest in and to other valuable assets and equipment owned by Exascale equivalent to all the Equipment as may be mutually agreed (the “Collateral”). Exascale authorized COMPAL to file any financing statements or documents necessary to perfect COMPAL’s security interest in the Collateral in the relevant jurisdictions, provided that such filings shall be limited to the Collateral and the obligations under this Agreement, and COMPAL shall promptly terminate or release such filings upon full payment of all amounts due under this Agreement.

Article 5	Assignment of Proceeds

As further security for the payment obligations, Exascale hereby agrees that, following the occurrence and continuation of an uncured payment default under this Agreement, COMPAL may request reasonable information regarding identifiable proceeds arising directly from customer agreements that are specifically supported by the Equipment, solely for the purpose of curing such payment default. Moreover, Exascale shall assign to COMPAL all of its rights, titles, and interests in and to the proceeds arising from any and all off-take agreements entered into by Exascale (whether now existing or hereafter entered into) in respect of the Equipment. Exascale further agrees to provide COMPAL with such information to the extent reasonably necessary and legally permissible, including but not limited to a true and complete copy of each such agreement promptly upon its execution. Any information provided may be redacted to remove commercially sensitive information. In the event of a default by Exascale under this Agreement, COMPAL shall have the right to notify the legal representative of the off-taker to make payments directly to COMPAL until the default is cured or the debt is satisfied. Any direct notice to or collection from an off-taker shall be subject to Exascale’s prior written consent (such consent shall be given within five calendar days and shall not be unreasonably withheld) and the terms of the applicable off-take agreement, including any confidentiality, anti-assignment, consent, set-off, or payment direction restrictions.

Article 6	Financial Reporting and Covenants

During the term of this Agreement, Exascale shall provide COMPAL with: (i) unaudited quarterly financial statements within thirty (30) days of each quarter-end; and (ii) annual audited financial statements within ninety (90) days of each fiscal year-end.

Exascale shall maintain at all times:

(i)	a Debt-to-Equity Ratio not exceeding 0.75:1; and

(ii)	a minimum cash reserve equal to at least 4% of its annual revenue.

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Article 7	Retention of Title

(1)	Reservation of Ownership

Notwithstanding the delivery of the Equipment and the passing of risk to the Buyer, the legal and equitable title to and ownership of the Equipment shall remain strictly with the Seller and shall not pass to the Buyer until the Seller has received payment in full of all installment amounts and any other sums due to the Seller under this Agreement.

(2)	Right of Repossession

Upon the occurrence of an uncured default, Seller (or its authorized representatives) shall have the irrevocable right to enter any premises where the Equipment is reasonably believed to be stored, with or without prior notice, for the purpose of inspecting and repossessing the Equipment. Buyer shall provide all necessary assistance and access to facilitate such recovery, and any costs incurred by the Seller in connection with the repossession shall be borne solely by the Buyer.

(3)	Risk of damage

Notwithstanding the Seller’s retention of title, the risk of loss, theft, damage, or destruction of the Equipment shall pass to the Buyer immediately upon delivery. The Buyer shall thereafter be solely responsible for any such loss or damage, regardless of whether legal title has passed to the Buyer.

Article 8	Delivery

(1)	Party A agrees to have the Equipment ready for shipment, with the agreed specifications and configuration, within four to six (4–6) weeks after receipt of the downpayment for the relevant PO or release, and to ship within five (5) business days after receipt of the full price, unless the Parties agree in writing to postpone shipment. If Party A has not given written notice of readiness to ship within thirty (30) days after the end of such period, Party B may cancel the undelivered Equipment by written notice, and Party A shall refund the amounts paid for such Equipment within ten (10) business days.

(2)	Deployment Place: as stated in the relevant PO.

(3)	Delivery Method: DAP Deployment Place (Incoterms 2020); Party B is the importer of record and appoints its own customs broker for U.S. import clearance.

Article 9	Acceptance and Defects Handling

(1)	Buyer shall inspect the equipment within ten (10) business days after delivery at the Deployment Place. Unless Buyer gives written notice of a defect within said period, it shall be deemed the equipment is in full compliance with the terms of this agreement.

(2)	In the event the Equipment do not comply with the mutually agreed specifications or the Equipment contain defects, Party B is entitled to request Party A to replace the defective Equipment/parts, so as to meet the original specifications and/or function.

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Article 10	Defect Warranty Clause

(1)	Party A warrants that the quality and functions of the Equipment meet the requirements set forth herein or other conditions separately agreed upon by the Parties, and the Equipment does not impair or destroy their ordinary efficacy.

(2)	Party A warrants that the Equipment delivered to Party B are all new.

Party A shall warrant that Party B has absolute right to use the Equipment (including software attached and/or other attachments) and such Equipment do not infringe any third party’s intellectual property or other rights. Party A shall indemnify and hold harmless Party B from and against any and all costs, fees, expenses or damages, including, without limitation, reasonable attorney fees, expense in litigation, etc., that are caused by third party claims alleging that the Equipment infringes an intellectual property right or any other right of such third party. Party B shall promptly inform Party A in the event it becomes aware of infringement.

Article 11	Warranty Liability

Warranty Period: The warranty period is three (3) year(s) effective from the date of delivery at the Deployment Place.

DOA period is 30 days after delivery at the Deployment Place.

RMA period is 36 months after DOA expiration.

For a dead-on-arrival unit and for a failed GPU baseboard, CPU, memory module or NIC, Party A shall ship the replacement part within ten (10) business days after RMA confirmation, in advance of the return of the defective part.

Mechanical parts are excluded from the warranty coverage (Chassis, Bezel, HDD tray, etc.).

Any CID (Customer Induced Damage) cases are not included in warranty coverage.

Article 12	Breach

If either Party’s breach causes losses on the other Party, the other Party shall have the right of asking for compensation for any direct and documented damages or losses thus incurred and have the right to rescind or terminate this Agreement if such material breach remains uncured for fourteen (14) days after the breaching Party receives written notice specifying the breach.

Article 13	Indemnity & Legal Expenses

Each Party agrees to indemnify and hold the other Party harmless from any and all reasonable and documented losses, damages, or expenses arising out of such Party’s material breach of this Agreement.

In the event either Party engages legal counsel to enforce its rights hereunder, prevailing Party shall be entitled to recover reasonable attorneys’ fees, court costs, and related expenses from the non-prevailing Party.

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Article 14	Governing Laws and Dispute Resolution

This Agreement will be governed by and construed according to the laws of the State of Texas, U.S.A., without regard to its conflict-of-laws rules. Both Parties agree to submit disputes with respect to this Agreement to the state and federal courts located in Harris County, Texas, as the courts of first instance, provided that either Party may seek interim, injunctive, or equitable relief from any court of competent jurisdiction where necessary to protect its rights or property. In the event of any inconsistency between the English version and any translated version, the English version shall prevail.

Article 15	Counterparts

This Agreement may be executed by the Parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument (whether originally signed or through facsimile scan or other electronic copies of such signatures). Any Party may enter into this Agreement by executing any such counterpart.

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The Undersigned

COMPAL ELECTRONICS, INC.		Exascale Labs Holdings, Inc.

Signature:	/s/ Alan Chang	Signature:	/s/ Hoansoo Lee
Name:	Alan Chang	Name:	Hoansoo Lee
Title:	Vice President	Title:	Chief Executive Officer
Address:	581&581-1, Ruiguang Road, Neihu, Taipei (11492), Taiwan, R.O.C.	Address:	820 Gessner Road, Suite 332, Houston, Texas 77024, U.S.A.

Date:	September 30, 2026	Date:	September 30, 2026

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